Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902

For Immediate Release:
February 10, 2012 ~ 1:00 p.m.

Chemung Financial Reports Record 2011 Earnings

Chemung Financial Corporation today reported record 2011 net income totaling $10.538 million compared to 2010 net income of $10.102 million, an increase of $436 thousand or 4.3%.  Earnings per share totaled $2.40 compared to $2.80 in 2010 on an additional 776,302 average shares outstanding resulting principally from the Corporation’s acquisition of Fort Orange Financial Corp. (“FOFC”) and its banking subsidiary Capital Bank & Trust Company (“Capital Bank”) on April 8th of 2011.  Included in the 2011 numbers are one-time acquisition related costs totaling $2.255 million, while the 2010 numbers include $3.982 million of revenue resulting from an earlier than anticipated settlement of an unusually large estate during the fourth quarter of 2010, somewhat offset by one-time acquisition related expenses totaling $482 thousand.  Excluding the impact of these items from both years, net earnings would have totaled $11.994 million or $2.74 per share in 2011 and $8.143 million or $2.26 per share in 2010.  This improvement is attributed in large part to the acquisition, as during 2011, excluding one-time acquisition costs, Capital Bank contributed an estimated $3.3 millions to net income in just under nine months, or earnings per share accretion of approximately 14.6%.

Net income for the fourth quarter of 2011 totaled $2.962 million compared to $3.048 million for the corresponding period last year, a decrease of $86 thousand or 2.8%.  Earnings per share for the fourth quarter of this year totaled $0.64 compared to $0.84 last year, a decrease of 23.8% on 1,025,385 additional average shares outstanding.  The quarter over quarter comparison was impacted by the aforementioned estate settlement, as during the fourth quarter of last year the Corporation recognized $2.407 million of estate fees related to this estate, again somewhat offset by one-time acquisition costs totaling $482 thousand.    Excluding these items, fourth quarter 2010 net income would have totaled approximately $2.055 million or $0.57 per share.  It is estimated that during the fourth quarter of this year, the Capital Bank acquisition contributed approximately $994 thousand to net income, or earnings accretion of 18.5%.

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In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

“I am very pleased to report on our 2011 operating results, which represent a record year of earnings for our company.  As previously mentioned, on Friday, April 8th we completed our acquisition of the Albany, N.Y. based FOFC and its subsidiary bank, Capital Bank, and on Monday, April 11th the five branch offices acquired in that transaction opened for business as Capital Bank, a division of Chemung Canal Trust Company.  We have been extremely pleased with this transition to a new market which has had a very positive impact on our 2011 results, with this acquisition being immediately accretive to earnings when you exclude one-time transaction costs.  We continue to see many new loan opportunities coming from this region.  With the completion of this acquisition, Chemung Financial Corporation now has $1.2 billion in total assets and 28 offices located in eight New York counties, as well as Bradford County in Pennsylvania.

Fourth quarter net interest income of $12.008 million was $3.451 million or 40.3% higher than the fourth quarter of last year with the net interest margin increasing 38 basis points to 4.19%.  This increase was due principally to the Capital Bank acquisition which resulted in a significantly higher level of average earning assets compared to the fourth quarter of last year, as well as a decrease in the cost of average interest bearing liabilities and an increase in the yield on average earning assets.

A $125 thousand increase in the provision for loan losses as compared to the fourth quarter of last year was due principally to an increase in specific allocations for impaired loans, somewhat offset by improved credit quality in the remainder of the loan portfolio, and reflects management’s assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, current economic conditions and loan growth.

Non-interest income for the fourth quarter of 2011 was $2.693 million or 40.0% lower than the fourth quarter of last year due principally to a decrease in Wealth Management Group fee income due to in large part to the above mentioned estate fees recognized in the fourth quarter of 2010.

Operating expenses were $1.223 million or 11.9% higher than the fourth quarter of 2010.  Excluding one-time acquisition related costs, all other operating expenses increased $1.694 million or 17.3%, impacted to a large extent by ongoing expenses at the new offices acquired.  The increase in operating expenses was reflected primarily in increases in compensation and benefits, net occupancy costs, data processing, amortization of intangible assets and losses on the disposal of fixed assets.

Net interest income for 2011 totaling $43.849 million was $9.319 million or 27.0% higher than last year, with the net interest margin increasing 26 basis points to 4.07%.  As

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was the case with fourth quarter results, we attribute this increase to an increase in average earning assets resulting from the Capital Bank acquisition, as well as to a decrease in the cost of interest bearing liabilities, somewhat offset by a decrease in the yield on average earning assets.

Despite an increase in specific allocations for impaired loans, the 2011 provision for loan losses decreased $167 thousand due to overall credit quality improvement in the remainder of the loan portfolio, as well as a decrease in net charge-offs.

2011 non-interest income was down $2.180 million or 11.1% due principally to a decrease in Wealth Management Group fee income resulting from the above mentioned earlier than anticipated closing of a large estate in 2010, as well as a decrease in service charges.  These decreases were offset in part by increases in gains on securities transactions, revenue from our equity investment in Cephas Capital Partners, L.P. and check card interchange fee income, as well as a decrease in other-than-temporary impairment charges on trust preferred securities pools.

Operating expenses increased $6.942 million or 18.3%.  Excluding one-time acquisition related expenses, all other operating expenses were up $5.169 million or 13.8%.  Similar to fourth quarter results, this increase was impacted in large part by ongoing expenses at the offices acquired.  The increase in operating expenses was principally due to increases in compensation and benefits, occupancy costs, data processing and amortization of intangible assets, as well as higher professional services fees, losses on the disposal of fixed assets and higher furniture and equipment expenses.

Since year-end 2010, total assets have increased $257.9 million or 26.9% to $1.216 billion, due in large part to the Capital Bank acquisition.  Total loans were up $183.2 million, including $187.4 million related to the Capital Bank acquisition, while total deposits increased $212.1 million or 27.0% to $998.5 million, with $168.6 million of this increase attributed to the Capital Bank acquisition.  Shareholders equity at December 31, 2011 totaled $125.9 million compared to $97.4 million at year-end 2010.  This increase is attributed principally to the issuance of 1,009,942 shares of common stock to acquire the common shares of former FOFC shareholders, resulting in an increase in common stock and additional paid-in-capital totaling $23.6 million, as well as a $6.2 million increase in retained earnings.  All capital ratios are in excess of those required to be considered well-capitalized.”

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the holding company for Chemung Canal Trust Company, a full service community bank with full trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest active independent bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.  CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.